EXHIBIT 99.1

       U.S. Physical Therapy Updates Previous Earnings Guidance

    HOUSTON--(BUSINESS WIRE)--Sept. 22, 2003--U.S. Physical Therapy, Inc. (Nasdaq:USPH) announced today that, based on recent lower than expected patient visits and certain one-time costs, earnings per share will be less than the Company's previous guidance of a 10% to 17% increase in 2003 as compared to 2002 actual results.
    Roy Spradlin, U.S. Physical Therapy's Chief Executive Officer, noted, "The summer months are seasonally slower and normally we would expect a significant pickup in activity in the fall. Thus far in September we have realized an improvement over July and August, but the increase in patient visits has been less than expected."
    U.S. Physical Therapy does not give quarterly earnings guidance; however, the Company now projects that revenue and earnings for the third quarter will be lower than stock analysts' consensus estimate. Third quarter results will be impacted by the lower than expected patient visits as well as increased corporate costs (including severance and recruiting fees associated with the recent replacement of the Company's chief financial officer).
    Furthermore, absent a significant increase in patient visits in the fourth quarter, the continuing shortfall in visits would result in the Company's actual results for the quarter and full year being down from last year. Therefore, U.S. Physical Therapy is withdrawing earnings guidance for 2003.
    Roy Spradlin stated, "There are a number of things we are doing to overcome the recent softness in visits including:

    -- intensifying our marketing efforts to orthopedic groups and widening our sales efforts to include non orthopedic physician groups, workers compensation case managers and insurance companies;

    -- hiring professional sales personnel for certain target markets;

    --  rolling outs specialized programs;

    -- infilling with satellite clinics in select areas so as to increase market penetration;

    --  as well as opening additional wholly owned clinics."

    "The Company's cash flow from operations remains strong, cash balances are near an all-time high and our balance sheet is among the most solid in the healthcare industry," said Larry McAfee, the Company's Chief Financial Officer.
    This press release contains forward-looking statements (often using words such as "believes," "expects," "intends," "plans," "appear," "should" and similar words), which involve numerous risks and uncertainties. Included among such statements are those relating to opening of new clinics, availability of personnel and reimbursement environment. The forward-looking statements are based on the Company's current views and assumptions, and the Company's actual results could differ materially from those anticipated in such forward-looking statements as a result of certain risks, uncertainties, and factors, which include, but are not limited to:

    --  general economic, business, and regulatory conditions;

    --  competition;

    --  federal and state regulations;

    --  availability, terms, and use of capital;

    --  availability of skilled physical therapists; and

    --  weather.

    Please see the Company's filings with the Securities and Exchange Commission for more information on these factors. Management undertakes no obligation to update any forward-looking statement, whether as the result of actual results, changes in assumptions, new information, future events, or otherwise.

    About U.S. Physical Therapy, Inc.

    Founded in 1990, U.S. Physical Therapy, Inc. operates 223 outpatient physical and/or occupational therapy clinics in 35 states and manages five physical therapy facilities for third parties. The Company's clinics provide post-operative care for a variety of orthopedic-related disorders and sports-related injuries, treatment for neurologically-related injuries, rehabilitation of injured workers and preventative care. Named for three consecutive years in Forbes Magazine's Best 200 Small Companies List, U.S. Physical Therapy is included on the Russell 2000 and Russell 3000 Indexes.

    CONTACT: U.S. Physical Therapy, Inc., Houston
             Roy W. Spradlin or Larry McAfee, 713-297-7000